FOR IMMEDIATE RELEASE Date Submitted: June 13, 2008 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

Firstbank Corporation
Announces Increased Provision for Loan Losses
in Second Quarter 2008

Alma, Michigan (FBMI) — Firstbank Corporation announced today that it has made extra loan loss provisions during the second quarter totaling approximately $3.1 million in addition to the planned provision of $300,000. This increase in provision expense reflects a variety of factors including the ongoing economic stresses impacting the Michigan and national economies, the continued deterioration in real estate values, and Firstbank’s practice of immediately reserving for problem loans when they are identified.

This charge will decrease earnings by approximately $2.0 million on an after-tax basis, or $0.27 per diluted share. Firstbank Corporation expects to announce its second quarter 2008 earnings on July 24, 2008.

Firstbank Corporation, and all of its subsidiary banks, will remain “well capitalized” under federal regulatory capital requirements.

Thomas R. Sullivan, President & CEO of the Company commented, “While we are disappointed to announce these loan loss provisions, it is fiscally prudent to do so at this time. During our regular credit quality review process we determined that the level of economic stress has reached a point at which borrowers that had previously been able to service their debt, had or were about to exhaust their payment sources. This resulted in a stronger focus being applied to the underlying collateral values, which primarily consists of real estate, prompting us to make these provisions.

“The bulk of these provisions were taken at our newest affiliate bank, Firstbank – West Michigan, which completed the conversion into our company during the fourth quarter of 2007. In times of less credit stress, most of these problem credits could, and were able to, perform according to their terms and that was our judgment at the time of acquisition. Part of our culture is to openly recognize problems when they are identified, and the actions we are taking in the second quarter are in keeping with this principle. We are devoting additional resources to address these problem loans, including having named Bill Benear, who was previously with our Lakeview affiliate, the Senior Lending Officer of West Michigan. We are confident that Bill’s extensive experience, and strong background in resolving problem loans, will enable us to manage through this situation as quickly as possible.”

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.